Exhibit 21

The table below is a list of certain direct and indirect subsidiaries of the Parent as of December 31, 2018, and the state or jurisdiction in which the subsidiaries are organized. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries of the Parent have been omitted from this list because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X.

Subsidiary Name    Incorp State
Ameriprise Certificate Company    DE
Ameriprise International Holdings GmbH    Switzerland
Ameriprise Asset Management Holdings GmbH    Switzerland
Threadneedle Asset Management Holdings Sàrl    Luxembourg
Ameriprise National Trust Bank    Federal
Ameriprise Trust Company    MN
AMPF Holding Corporation    MI
American Enterprise Investment Services Inc.    MN
Ameriprise Financial Services, Inc.    DE
Columbia Management Investment Advisers, LLC    MN
J. & W. Seligman & Co. Incorporated    DE
Columbia Management Investment Distributors, Inc.    DE
Columbia Management Investment Services Corp.    MN
IDS Property Casualty Insurance Company    WI
RiverSource Distributors, Inc    DE
RiverSource Life Insurance Company    MN
RiverSource Life Insurance Co. of New York    NY